EXHIBIT 99.1
INTUCELL LTD.
Amended and Restated 2010 Equity Incentive Plan
1.Name. This plan, as adopted by the Board of Directors of Intucell Ltd., (the “Company”) on 12.1.2011, and as amended from time to time, shall be known as the “Intucell Ltd. 2010 Equity Incentive Plan” (the “Plan”).
2.    Purpose of the Plan. The purposes of this Plan are to attract and retain the best available individuals for positions of substantial responsibility, and to promote the success of the Company’s and Affiliate’s business by aligning the financial interests of individuals providing services to the Company and Affiliates with long-term shareholder value.
3.    Headings and Definitions.
3.1.    The section headings are intended solely for the reader’s convenience and in no event shall they constitute a basis for the interpretation of the Plan.
3.2.    In this Plan, the following terms shall have the meanings set forth beside them:

“Affiliate”
Corporate entities who are related to the Company by way of common ownership or control, either directly or indirectly, either partially or entirely, including but not limited to any “employing company” as defined Section 102(a) of the Ordinance;

“Applicable Law”
The legal requirements applicable to the administration of option and share award plans, including under applicable U.S. state corporate laws, U.S. federal and applicable state securities laws, the Code, other applicable U.S. federal and state laws, any Stock Exchange rules or regulations and the applicable laws, rules and regulations of any country or jurisdiction where Awards are granted under the Plan, as such laws, rules, regulations and requirements shall be in place from time to time;

“Approved Award”	An Award granted under Section 102(b)(2) of the Ordinance, in accordance with the “capital gain tax route”, and other rights granted with respect to such Award;
“Award”	An Option or Restricted Share Unit;
“Award Agreement”	A written agreement between the Company and a Participant setting forth the terms and conditions under which Awards are granted to a Participant;
“Board”
The Company’s Board of Directors, or, subject to applicable law and the Company’s Amended and Restated Articles of Association, any committee empowered by the Board for the purpose of implementation of this Plan (or any aspect thereof);

“Cause”
Any of the following-
(a) A material breach of the employment or engagement agreement between the Company or an Affiliate and a Participant, including but not limited to. a breach of any confidentiality duty of a Participant (including in regards to the confidentiality of this Plan and any grant made thereunder), inappropriate use of confidential information of the Company or an Affiliate or an event of breach of trust or breach of any non- competition obligation of a Participant;
(b) Any act which constitutes a breach of a Participant’s fiduciary duty towards the Company or an Affiliate, including without limitation disclosure of confidential information of the Company or an Affiliate and acceptance or solicitation to receive unauthorized or undisclosed benefits, irrespective of their nature, or funds or promises to receive either, from individuals, Consultants or corporate entities that the Company or an Affiliate does business with;
(c) Any act of fraud by a Participant or embezzlement of funds of the Company or an Affiliate;
(d) Any conduct or omission by, or state of affairs related to, the Participant reasonably determined by the Board to be materially detrimental to, or against the interests of, the Company or an Affiliate;
(e) Any conviction of any felony involving moral turpitude or affecting the Company or an Affiliate;
(f) Circumstances justifying, the revocation and/or reduction of a Participant’s entitlement to severance pay pursuant to Sections 16 or 17 of the Severance Pay Law, 1963; or
(g) Any other reason which is be defined as Cause in the Participant’s personal employment contract.

“Code”	The United States Internal Revenue Code of 1986, as amended, and any successor legislation thereto;
“Company”	Intucell Ltd., a company incorporated under the laws of the State of Israel, or any Successor Company;
“Consultant”	Shall mean any person, except an Employee, engaged by the Company or an Affiliate, in order to render services to such company, including as an advisor or officer;
“Controlling Shareholder”	A controlling shareholder of the Company as defined in section 32(9) of the Ordinance;
“Employee”
Shall mean any person, who is a common law employee of the Company or an Affiliate, and who is on the payroll of such the Company or an Affiliate, or, solely in respect of Approved Awards, any officer or a member of the board of directors of such company all in accordance with Section 102. For grants of Incentive Options, the term “Employee” shall include any officer of such company who is also an employee under the applicable laws of the United States;

“Exercise Price”	Shall mean the consideration required to be paid by a Participant in order to exercise one Option;
“Expiration Date”
With respect to an Option, the earlier of (i) the time such Option is fully exercised, or (ii) ten (10) years from the Grant Date of such Option, or (iii) the time on which such Option expires in accordance with Sections 9 and 12 below;

“Fair Market Value”
Shall mean, as of any date, the value of an ordinary share of the Company determined as follows:
(i) If the ordinary shares are listed on any established Stock Exchange, the Fair Market Value shall be the closing sales price for such ordinary shares (or the closing bid, if no sales were reported), as quoted on such Stock Exchange for the last market trading day prior to the time of determination;
(ii) If the ordinary shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the ordinary shares on the last market trading day prior to the day of determination;
(iii) In the absence of any of the above, the Fair Market Value thereof shall be determined in good faith by the Board;
(iv) For Options that are Incentive Options, in the absence of either (i) or (ii) above, the value that is determined in good faith by the Board as of the day of determination to be the Fair Market Value; provided that the Board shall make such determination in accordance with Code Section 422(c)(1) and all applicable US Tax Regulations and other applicable guidance promulgated pursuant thereto; or
(v) For Options that are not Incentive Options but are granted to US Participants, in the absence of either (i) or (ii) above, the value that is determined by the Board as of the day of determination to be the Fair Market Value pursuant to applicable US Tax Regulations and other applicable guidance promulgated pursuant to Code Section 409A.
For the avoidance of doubt, the above definition of Fair Market Value shall not apply for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance;

“Grant Date”	The date on which an Award is granted to a Participant, as set forth in the resolution of the Board granting such Award;
“Holding Period”	The holding period provided under Section 102 in respect of the “capital gain tax route” or under a tax ruling by the Israeli Tax Authority;

“Incentive Option”
Any Option that is granted pursuant to Code Section 422 and that meets all of the following requirements:
(i) such Option is granted to an Employee of the Company or of any Parent or Subsidiary of the Company (as such terms are defined in Code Section 424 and below in this definition);
(ii) such Option is granted within 10 years from the earlier of (A) the date that this Plan was adopted by the Board or (B) the date that this Plan was or is approved by the shareholders of the Company; provided that this Plan shall have been approved by the shareholders of the Company within 12 months before or after the date that the Plan was adopted by the Board;
(iii) the Award Agreement provides that the Option is not exercisable after the expiration of 10 years from the date on which such Option is granted;
(iv) the Exercise Price for such Option is not less than the Fair Market Value per Share of the Company’s ordinary shares, using the date of grant of such Option as the day of determination of the Fair Market Value;
(v) the Award Agreement provides that the Option is not transferable by the Employee otherwise than by will or the laws of descent and distribution, and is exercisable, during the Employee’s lifetime, only by the Employee;
(vi) either (A) the Employee, at the time that such Option is granted, does not own stock possessing more than 10% of the total combined voting power of all classes of shares of the Company or of any Parent or Subsidiary of the Company (as such terms are defined in Code Section 424 and below in this definition) or (B) both of the following conditions are met: (I) the exercise period under clause (iii) above is limited to 5 years for the Option and (II) the Exercise Price for the Option is at least 110% of the Fair Market Value on the day of determination under clause (iv) above;
(vii) neither the Board in granting such Option nor the relevant Award Agreement state that the Option is to be treated as other than an Incentive Option; and
(viii) any rights to pay the Exercise Price for such Option other than in cash (such as, any type of cashless exercise using Shares of the Company) are stated in the Award Agreement for the Option at the time that the Option is granted, and are not added later by way of any amendment to, modification of or substitution for such Award Agreement.
Notwithstanding the foregoing:
(i) with respect to any such Incentive Option, only the portions of the Option that are represented by the first $100,000 in the Exercise Price of the Option (together with all other Incentive Options held by the Participant) that becomes exercisable by the Employee for the first time during any calendar year will be treated as an Incentive Option;
(ii)(A) if any portion of such Incentive Option is exercised more than three months after the Termination of the Employee for any reason other than his or her death or disability (within the meaning of Code Section 22(e)(3)), such portion will not be treated as an Incentive Option and (B) if any portion of such Incentive Option is exercised more than one year after the Termination of the Employee on account of his or her disability (as defined above), such portion will not be treated as an Incentive Option; and
(iii) if such Incentive Option is modified, extended or renewed (within the meaning of Code Section 424(h)), such Option will thereupon cease to be treated as an Incentive Option.
For purposes of the foregoing:
(i) the term Parent of the Company shall have the meaning provided in Code Section 424(e). Code Section 424(e) defines such term as including any corporation that owns, directly or indirectly, shares possessing 50% or more of the total combined voting power of all classes of shares of the Company; and
(ii) the term Subsidiary of the Company shall have the meaning provided in Code Section 424(f). Code Section 424(f) defines such term as including any corporation in which the Company owns, directly or indirectly, shares possessing 50% or more of the total combined voting power of all classes of shares of such subsidiary corporation;

“Non-Approved 102 Award”	An Award which is governed by Section 102(c) of the Ordinance;
“Ordinance”	The Israeli Income Tax Ordinance [New Version], 1961, as amended from time to time;
“Option”	An option to purchase one Share, granted to a Participant, subject to the provisions of this Plan and the applicable Award Agreement;
“Participant”	Shall mean an Employee of or Consultant of the Company or an Affiliate to which an Award was granted;
“Plan”	Shall mean this Intucell Ltd. Amended and Restated 2010 Equity Incentive Plan, including any amendments thereto;
“Restricted Share Unit”	A conditional right to receive an ordinary share of the Company, granted to a Participant, subject to the provisions of this Plan and the applicable Award Agreement;
“Restricted Share Unit Award”	An Award with respect to Restricted Share Units.
“Section 102”	Section 102 of the Ordinance and the Israeli Income Tax Rules (Tax Relief in Issuance of Shares to Employees) 2003, as amended from time to time;
“Settlement Date”
The date upon which the Restricted Share Unit is settled either in connection with or following an applicable Vesting Date, as determined in accordance with this Plan and set forth in the Award Agreement.

“Share”	An ordinary share of the Company, nominal value NIS0.01 each (one AGURA), which is issued or issuable to a Participant upon exercise or settlement of an Award;
“Stock Exchange”	Any stock exchange, on which ordinary shares of the Company are listed, or such other market or a national market system, on which the Company’s ordinary shares’ prices are regularly quoted;
“Structural Change”	Any Deemed Liquidation Event, as defined in and determined pursuant to the Company’s Articles of Association in effect from time to time.
“Successor Company”
Shall mean any entity with or into which the Company merged, or to which certain operations or certain assets of the Company were transferred, or which purchased substantially all the Company’s assets or ordinary shares, provided that the Company is not the surviving entity;

“Tax”	Any applicable tax and other compulsory payments such as social security and health tax contributions under any applicable law;
“Termination”
For an Employee, the termination of employment as an Employee, and for a Consultant, the interruption, expiration, or termination of such person’s consulting or advisory relationship with the Company or an Affiliate, or the occurrence of any termination event as set forth in such person’s Award Agreement;
For the purpose of this Plan, any temporary interruption in such person’s availability to provide services to the Company or an Affiliate, which has been authorized in writing by the Board prior to its commencement, shall not be considered as Termination;

“Termination Date”
With regard to any Employee, the first date following the Date of Grant on which there are no longer employment relations between such Employee and the Company or an Affiliate, for any reason whatsoever; however for the purpose of Termination for Cause, the Termination Date is the date on which a notice regarding such termination was sent by the Company or an Affiliate to the Employee;
With regard to any Consultant, the earlier of (i) the date of termination of the agreement between the Consultant and the Company or an Affiliate; or (ii) the date on which a notice regarding such termination of agreement was sent by the Company or an Affiliate, or by the Consultant, to the other party;

“Transfer”	With respect of any Award or Share — the sale, assignment, transfer, pledge, mortgage or other disposition thereof or the grant of any right to a third party thereto;
“Trustee”	Any trustee appointed by the Company in accordance with Section 102 and approved by the Israeli Tax Authority;
“US Participant”	A Participant who is a resident of the United States or who is deemed to be a resident of the United States for tax purposes upon the Grant Date;
“US Tax Regulations”	Any Treasury Regulation promulgated (or, to the extent applicable, proposed) pursuant to an applicable provision Code;
“Vesting Date”	The date upon which the Option becomes exercisable or the Restricted Share Unit is earned, as determined in accordance with this Plan and set forth in the Award Agreement.
4.    Administration of the Plan
4.1.    The Board shall have the power to administer the Plan.
4.2.    Subject to the provisions of the Plan, Applicable Law and the Company’s incorporation documents, the Board shall have the authority, at its discretion: (i) to grant Awards to Participants; (ii) to determine the terms and provisions of each Award granted (which need not be identical), including, but not limited to, the number of Awards to be granted to each Participant, provisions concerning the time and the extent to which the Award may be exercised, vested and/or settled, the number of underlying Shares and the nature and duration of restrictions as to the Transferability of Awards and/or Shares; (iii) except as set forth in Sections 12.1 and 12.2 to amend, modify or supplement (with the consent of the applicable Participant, if such amendments adversely affect the terms of his Awards) the terms of each outstanding Award; (iv) to interpret the Plan; (v) to prescribe, amend, and rescind rules and regulations relating to the Plan, including the form of Award Agreements: (vi) to authorize conversion or substitution under the Plan of any or all Awards or Shares (provided that any conversion or substitution of any Incentive Options pursuant to any Structural Change shall conform to the requirements of Code Section 424(a)) and to cancel or suspend Awards, as necessary, provided the interests of the Participants are not harmed; (vii) to accelerate or defer (with the consent of the Participant) the right of a Participant to exercise or receive in whole or in part, any previously granted Awards; (viii) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Award previously granted by the Board; and (ix) to make all other determinations deemed necessary or advisable for the administration of the Plan.
4.3.    This Plan shall apply to grants of Awards made following the adoption of this Plan by the Board.
4.4.    All decisions, determinations, and interpretations of the Board shall be final and binding on all Participants unless otherwise determined by the Board.
5.    Eligibility. Awards may be granted to Employees or Consultants and to persons who have signed an employment or consultancy agreement with the Company or an Affiliate; An Approved Award and a Non-Approved Award may only be granted to Israeli Employees of the Company or an Israeli resident Affiliate as stated in Section 102 (“Israeli Employees”), who at the time of grant, or as a consequence: of the grant are not a Controlling Shareholders of the Company. Incentive Options may only be granted to Employees who are permitted to receive such Options under the definition of Incentive Options.
6.    Shares Reserved for the Plan.
6.1.    The Company may designate Awards granted to Israeli Employees pursuant to Section 102 as Non-Approved Awards or Approved Awards. The Company may designate Options granted to Employees who are U.S. residents as Incentive Option or not Incentive Options. Only Options that are not Incentive Options may be granted to Consultants who are U.S. residents.
6.2.    Subject to Section 12.1 of the Plan, the maximum aggregate number of Shares that may be subject to Awards under the Plan, subject to any adjustment made to the share capital of the Company by way of share split, reverse share split, distribution of share dividend or similar recapitalization events, at any time hereafter, shall be such number of Shares, as determined by the Board from time to time; provided, however, the maximum aggregate number of Shares that may be subject to Incentive Options shall be 7,347,118. The Shares may be authorized but unissued ordinary shares, or reacquired ordinary shares of the Company. If an Award should expire or become unexercisable for any reason without having been exercised in full, Shares that were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan. Other than with respect to Shares issued upon the exercise of Incentive Options, Shares issued under the Plan and later repurchased by the Company pursuant to any repurchase right which the Company may have, shall be available for future grant under the Plan.
6.3.    The Company’s election of the type of Approved Awards granted to Israeli Employees (the “Election”), shall be appropriately filed with the Israeli Tax Authority before the first Grant Date of an Approved Award under such Election. Such Election shall become effective beginning the first Grant Date of an Approved Award under such Election and shall remain in effect until the end of the year following the year during which the Company first granted Approved Awards under such Election. The Election shall obligate the Company to grant only the type of Approved Award it has elected, and shall apply to all Participants who were granted Approved Awards during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Non-Approved Awards or other Awards simultaneously.
6.4.    The Company during the term of this Plan will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.
7.    Options.
7.1.    Grant.
7.1.1    The Board may grant from time to time to Participants, Options on a personal basis. The Options granted pursuant to the Plan, shall be evidenced by a written Award Agreement between the Company and the Participant, in such form as the Board shall from time to time approve. Each Award Agreement shall state, among other matters, the number of Options granted, the Vesting Dates, the Exercise Price, the tax route and such other terms and conditions as the Board at its discretion may prescribe, provided that they are consistent with this Plan.
7.1.2    Options which are Approved Options, as determined in the Award Agreement, and any Shares issued in respect of such Approved Option shall be subject to the Trustee’s trusteeship, as provided in Section 11 below. Any grant of an Approved Option shall be subject to compliance with the conditions of Section 102 including and shall be granted only after the submission of the Plan for approval by the Israeli Tax Authority.
7.1.3    Notwithstanding the foregoing, each Incentive Option shall have its Exercise Price set at or above the Fair Market Value per Share purchasable under such Option (determined as of the Grant Date of such Option) and shall otherwise be subject to the terms and conditions required in the definition of an Incentive Option and required pursuant to Code Section 422 and the applicable US Tax Regulations thereunder.
7.1.4    Notwithstanding the foregoing, each Option that is not an Incentive Option but that is granted to a US Participant shall have its Exercise Price set at or above the Fair Market Value per Share purchasable under such Option (determined as of the Grant Date of such Option) and otherwise shall be priced and shall be subject to such terms and conditions as required under Code Section 409A and the applicable US Tax Regulations and any applicable guidance thereunder in order to exempt such Option (to the maximum extent possible) from the requirements of Code Section 409A.
7.2.    Vesting.
The Board shall set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Options that will vest and become exercisable. The Board may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Board in its discretion. Unless otherwise determined by the Board, all Options granted under this Plan shall vest over a 4-year period, with 25% thereof vesting on the end of a 12-month period following the date of grant (or the date of commencement of employment or service relationship, if so specified by the Board), and the remaining

75% thereof vesting in 12 equal portions at the end of each 3-month period thereafter. The vesting conditions and schedule shall be set in the applicable Award Agreement. No Option shall be exercised after the Expiration Date. The vesting provisions of individual Options may vary.
7.3.    An Option may be subject to such other terms and conditions, not inconsistent with the Plan, on the time or times when it may be exercised as the Board may deem appropriate.
7.4.    Exercise of Options.
7.4.1    An Option shall be exercised by submission to the Company of a notice of exercise, in a form set by the Company. The exercise of an Option shall occur on such time on which a notice of exercise has been received by the Company accompanied by payment in full of the Exercise Price payable therefor, and as soon as practicable thereafter the Company will issue the Share(s) underlying such exercised Option, provided that the Shares so issued shall not be delivered to the Participant or any third party (other than the Trustee, if applicable) unless and until all applicable Tax was paid to the Trustee’s (if applicable) and the Company’s full satisfaction and subject to compliance with Applicable Law.
7.4.2    Except as otherwise provided in the Plan or in an Award Agreement, an Option may be exercised in full or in part, provided it is not exercised for a fraction of a Share.
7.4.3    Notices of exercise of Options, which are submitted after the Expiration Date, or which relate to Options that have not yet vested, or which do not contain all of the details required by the exercise form, shall not be accepted and shall have no force whatsoever.
7.4.4    The Participant shall sign any document required under any Applicable Law or by the Company or the Trustee for the purposes of issuance of the Shares.
7.5.    Consideration.
7.5.1    The Exercise Price of each Share subject to an Option shall be determined by the Board in its sole and absolute discretion in accordance with applicable law, subject to any guidelines as may be determined by the Board from time to time. Each Award Agreement will contain the Exercise Price determined for each Option covered thereby.
7.5.2    The Exercise Price shall be paid in cash or cheque at the time the Option is exercised. Should the Company’s ordinary shares be listed for trade on a Stock Exchange the Board may consider allowing a cashless exercise, subject to the provisions of Applicable Law. If, as of the date of exercise of an Option the Company is then permitting cashless exercises, the Participants will be able to engage in a “same-day sale” cashless brokered exercise program, involving one or more brokers, through such a program that complies with the Applicable Laws and that ensures prompt delivery to the Company of the amount required to pay the Exercise Price and any Tax, provided, however, that for any cashless-exercise right to be effective with respect to an Incentive Option, such right shall be set forth in the original Award Agreement for such Incentive Option.
7.5.3    The Exercise Price shall be denominated in the currency of the primary economic environment of, at the Company’s discretion, either the Company or the Participant (that is the functional currency of the Company or the currency in which the Participant is paid).
7A.    Restricted Share Unit Awards.
7A.1    Award Agreement. Each grant of Restricted Share Units under the Plan shall be evidenced and governed exclusively by an Award Agreement between the Participant and the Company. Such Restricted Share Unit Awards shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Board deems appropriate for inclusion in the applicable Award Agreement (including without limitation any performance conditions). The provisions of the various Award Agreements with respect to Restricted Share Units entered into under the Plan need not be identical. Restricted Share Unit Awards may be granted in consideration of a reduction in the Participant’s other compensation.

7A.2    Number of Shares. Each Award Agreement with respect to Restricted Share Units shall specify the number of Shares to which the Restricted Share Unit Award pertains and shall be subject to adjustment of such number in accordance with Section 12.
7A.3    Payment for Restricted Share Unit Award. Restricted Share Unit Awards shall be issued without consideration.
7A.4    Vesting Conditions. Unless the applicable Award Agreement provides otherwise, each Restricted Share Unit Award shall vest with respect to 25% of the Shares subject to the Restricted Share Unit Award upon completion of each year of engagement on each of the first through fourth annual anniversaries of the date of grant (or the date of commencement of employment or service relationship or such other date, if so specified by the Board).
7A.5    Voting Rights. The holders of Restricted Share Unit Awards shall have no voting rights until Shares are issued upon settlement of the Restricted Share Unit Awards.
7A.6    Form and Time of Settlement. Settlement of vested Restricted Share Unit Awards shall be made in the form of Shares. Vested Restricted Share Unit Awards may be settled in a lump sum or in installments, provided, however, that any settlement of Vested Restricted Share Unit installments shall be exempt from or otherwise comply with the provisions regarding deferred compensation set forth in Section 409A of the Code. The distribution may occur or commence when the vesting conditions applicable to the Restricted Shares Unit Awards have been satisfied or have lapsed, in accordance with Applicable Law. Until a Restricted Share Unit Award is settled, the number of Shares subject to such Award shall be subject to adjustment pursuant to Section 12.
7A.7    Creditors’ Rights. A holder of Restricted Share Unit Awards shall have no rights other than those of a general creditor of the Company. Restricted Share Unit Awards represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.
7A.8    Modifications or Assumption of Share Awards. Within the limitations of the Plan, the Board may modify or assume outstanding Restricted Share Unit Awards or may accept the cancellation of outstanding Restricted Share Unit Awards (including restricted share unit awards granted by another issuer) in return for the grant of new Restricted Share Unit Awards for the same or a different number of Shares and with the same or different vesting provisions. Notwithstanding the preceding sentence or anything to the contrary herein, no modification of a Restricted Share Unit Award shall, without the consent of the Participant, impair his or her rights or obligations under such Restricted Share Unit Award.
7A.9    Assignment or Transfer of Restricted Share Unit Awards. Except as otherwise provided in the applicable Award Agreement and then only to the extent permitted by applicable law, Restricted Share Unit Awards shall not be anticipated, assigned, attached garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section shall be void. However, this Section shall not preclude a Participant from designating a beneficiary who will receive any outstanding vested Restricted Share Unit Awards in the event of the Participant’s death, nor shall it preclude a transfer of vested Restricted Share Unit Awards by will or by the laws of descent and distribution.
7A.10    Restricted Share Unit Awards which are Approved Awards, as determined in the Award Agreement, and any Shares issued in respect of such Approved Award shall be subject to the Trustee’s trusteeship, as provided in Section 11 below. Any grant of an Approved Award shall be subject to compliance with the conditions of Section 102 including and shall be granted only after the submission of the Plan for approval by the Israeli Tax Authority.
8.    Terms and Conditions of the Awards. Awards granted under the Plan shall be evidenced by the related Award Agreement and shall be subject to the following terms and conditions and to such other terms and conditions included in the Award Agreement not inconsistent therewith, as the Board shall determine:
8.1.    Non Transferability of Awards. Unless otherwise determined by the Board, an Award shall not be Transferable by the Participant other than by will or by the laws of descent. Awards or rights arising therefrom shall not be subject to mortgage, attachment or other willful encumbrance, and no power of attorney shall be issued in respect thereof, whether such enter into force immediately or at a future date.

8.2.    One Time Benefit. The Awards and underlying Shares are extraordinary, one-time benefits granted to the Participants, and are not, and shall not be deemed, a salary component for any purpose whatsoever, including in connection with calculating severance compensation under any Applicable Law.
8.3.    Fractions. An Award may not be exercised or converted into a fraction of a Share. In lieu of issuing fractional Shares, on the exercise or conversion of a fraction of an Award, the Company shall convert any such fraction of an Award that represents a right to receive 0.5 or more of a Share, to one Share. Any fraction of any Award that represents a right to receive less than 0.5 if the Share shall not be permitted to be exercised.
8.4.    Term. No full or partial exercise of an Option shall be carried out following the Expiration Date of such Option.
9.    Termination of Employment or Engagement.
9.1.    Unvested Awards. Unless otherwise determined by the Board, in the case of Termination, any Award or portion thereof that was not vested as of the Termination Date shall immediately expire on the Termination Date.
9.2.    Vested Options.
9.2.1    Termination other than for Cause.
9.2.1.1    Unless otherwise determined by the Board, in the case of Termination other than for Cause, any Option or portion thereof that is vested as of the Termination Date may be exercised but only within such period of time ending on the earlier of (i) the date ninety (90) days following the Termination Date, or (ii) the Expiration Date, but only to the extent to which such Option was exercisable at the time of the Termination Date. If, after the Termination Date, the Participant does not exercise his or her Option within the time specified above or in the Award Agreement, the Option shall expire.
9.2.1.2    In the event of (i) Termination as a result of the Participant’s death or disability or (ii) the Participant dies within the period (if any) specified in the Award Agreement after the Termination Date, then the Option may be exercised (to the extent exercisable as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Participant’s death, but only within the period ending on the earlier of (1) the date twelve (12) months following the date of death or the Termination Date due to disability (as the case may be) (or such longer or shorter period specified in the Award Agreement) or (2) the Expiration Date. If, after death or termination due to disability (as the case may be), the Option is not exercised within the time specified herein, the Option shall expire.
9.2.1.3    If the exercise of an Option following the Termination Date would be prohibited at any time solely because the issuance of Shares would violate requirements of any Applicable Law, then the Option shall expire at the end of a period of ninety (90) days after the Termination Date, or twelve (12) months after the date of death, as applicable, during which the exercise of the Option would not be in violation of such requirements.
9.2.1.4    It is clarified that during such periods following the Termination Date the Participant’s entitlement to Options shall not continue to vest.
9.2.1.5    The Board shall have the sole authority to extend the exercise periods detailed in sections 9.2.1.1 — 9.2.1.3 above at its sole discretion, provided however, that except with the consent of the Participant affected thereby, no such extension shall be made (i) with respect to any Incentive Option that would constitute an extension or renewal of the Award pursuant to Code Section 424(h) or any US Tax Regulations or other guidance thereunder or (ii) with respect to any Option held by a US Participant would constitute an extension or renewal of the Option pursuant to Code Section 409A or any US Tax Regulations or other guidance thereunder.
9.2.2    Termination for Cause. If a Participant’s employment or engagement with the Company or an Affiliate is terminated for Cause, any Option or thereof that has not been exercised as of the Termination Date shall immediately expire on the Termination Date.

9.3.    No Participant shall be entitled to claim against the Company or any Affiliate that he or she was prevented from continuing to vest Awards as of the Termination Date. Such Participant shall not be entitled to any compensation in respect of the Awards which would have vested in his favor had such Participant’s employment or engagement with the Company or any Affiliate not been terminated.
10.    No Right to Employment, Service or Shares. The grant of an Award or issuance of a Share under the Plan shall impose no obligation on the Company or an Affiliate to continue the employment of any Employee or the engagement with any Consultant and shall not lessen or affect the Company’s or an Affiliate’s right to terminate the employment or service relationship of such Participant at any time and/or for any or no reason with or without Cause. No Participant or other person shall have any claim to be granted any Awards, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Board’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).
Nothing contained in the Plan shall prevent the Company from adopting, adjusting or continuing in effect compensation arrangements, which may, but need not, provide for the grant of Awards or Shares.
11.    Trust.
11.1.    Approved Awards and any Shares issued in connection with such Approved Awards shall be held by the Trustee for the benefit of the Participant, in accordance with the provisions of Section 102 in the “capital gain tax route”. Any grant and any exercise or settlement of an Award or sale of a Share shall be notified to the Trustee.
11.2.    The validity of any order given to the Trustee by a Participant shall be subject to approval of such order by the Company. The Company does not undertake to approve orders given by any Participant to the Trustee within any period of time.
11.3.    Subject to the provisions of this Plan, the Approved Awards and any Shares issued in connection with such Approved Awards shall not be released from the control of the Trustee nor shall they be Transferred unless the Company and the Trustee are satisfied that the full amounts of Tax due by the applicable Participant have been paid or will be paid.
11.4.    Subject to the provisions of Section 102, a Participant shall not Transfer or release from the control of the Trustee any Approved Award or any Share issued in connection with such Approved Awards, until the lapse of the Holding Period. Notwithstanding the above, if any such sale, release or Transfer occurs during the Holding Period, the sanctions under Section 102 shall apply to and shall be borne by such Participant.
11.5.    As long as the Approved Awards and any Shares issued in connection with such Approved Awards are held by the Trustee for the benefit of the Participant, all rights of the Participant over the Approved Awards and Shares cannot be Transferred other than by will or laws of descent and distribution.
11.6.    Without derogating from the aforementioned, the Board shall have the authority to determine the specific procedures and conditions of the trusteeship with the Trustee in a separate agreement between the Company and the Trustee, all subject to Section 102.
11.7.    Should the Approved Awards or any Shares issued in connection with such Approved Awards be transferred by power of a last will or under laws of decent, the provisions of Section 102 shall apply to the heirs or transferees of the deceased Participant.
11.8.    Approved Awards that do not comply with the requirements of Section 102 shall be considered Non-Approved 102 Awards.
12.    Adjustments to the Shares subject to the Plan.
12.1.    Adjustment Due to Change in Capital. If the ordinary shares of the Company shall at any time be changed or exchanged by declaration of a share dividend (bonus shares), share split, combination or exchange of shares, recapitalization, or any other like event by or of the Company, and as often as the same shall occur, then the number and class of the Shares underlying the Awards subject to the Plan and the Exercise Price of the Options shall be appropriately and equitably adjusted so as to maintain the proportionate equity portion represented by the Award, provided, however, that no adjustment shall be made by reason of the distribution of subscription rights (rights offering) on outstanding ordinary shares or other issuance of shares by the Company. Upon the occurrence of any of the foregoing, the class and aggregate number of Shares underlying the Awards, issuable pursuant to the Plan under section 6 above, shall be appropriately adjusted by the Board, whose determination in that respect shall be final, binding, and conclusive. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall he made with respect to, the number or price of Shares underlying an Award. Any adjustment according to this section shall be subject to the receipt of a tax ruling or approval from the tax authorities, as necessary. Except with the consent of the affected Participant, no adjustment shall be made under the Plan (i) with respect to an Incentive Option if the adjustment would constitute a modification of the Option pursuant to Code Section 424(h) or any US Tax Regulations or other guidance thereunder or (ii) with respect to any Option held by a US Participant if the adjustment would constitute a modification of the Option pursuant to Code Section 409A or any US Tax Regulations or other guidance thereunder. This limitation shall not apply to an adjustment under section 12.2 below.
12.2.    Structural Change. Without derogating from the Board’s general power under the Plan, in the event of any Structural Change, the Board shall be entitled (but not obliged), at its sole discretion, to determine any of the following: (i) provide for an assumption or exchange of Awards and/or Shares for options and/or awards and/or shares and/or other securities or rights of the Successor Company, as more fully described below and/or (ii) provide for an exchange of Awards or Shares for a monetary compensation; and/or (iii) determine that all unvested Awards and un-exercised vested Options shall expire on the date of such Structural Change. In the case of assumption and/or substitution of Awards, appropriate adjustments shall be made so as to reflect such action and all other terms and conditions of the Award Agreements shall remain unchanged, including but not limited to the vesting schedule, all subject to the determination of the Board, which determination shall be at its sole discretion and final. The grant of any substitutes for the Awards and/or Shares to Participants further to a Structural Change, as provided in sub-clauses (i) and (ii), shall be considered as full compliance with the terms of this Plan. The value of the exchanged Awards and/or Shares pursuant to this section 12.2 shall be determined in good faith solely by the Board, and its decision shall be final and binding on all the Participants.
Unless determined otherwise by the Board of Directors, any Awards not assumed or exchanged for options and/or awards and/or shares and/or other securities or rights of the Successor Company shall to the consummation of the Structural Change.
For the purposes of this section 12.2, Awards shall be considered assumed or substituted if, following the Structural Change, the Awards confer the right to purchase or receive, for each underlying Share immediately prior to the Structural Change, the consideration (whether shares, options, cash, or other securities or property) received in the Structural Change by holders of ordinary shares held on the effective date of the Structural Change (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding ordinary shares); provided, however, that if such consideration received in the Structural Change is not solely ordinary shares (or their equivalent) of the Successor Company or its parent or subsidiary, the Board may, with the consent of the Successor Company, provide for the consideration received in the Structural Change, for each Share underlying an Award immediately prior to the Structural Change, to be solely ordinary shares (or their equivalent) of the Successor Company or its parent or subsidiary equal in value to the per Share consideration received by holders of a majority of the outstanding ordinary shares in the Structural Change; and provided further that the Board may determine, at its discretion, that in lieu of such assumption or substitution of Awards for awards of the Successor Company or its parent or subsidiary, such Awards will be substituted for any other type of asset or property including cash which is fair under the circumstances.
Without derogating from the above, in the event of a Structural Change the Board shall be entitled, at its sole discretion, to require the Participants to exercise all vested Options within a set time period and sell all of their Shares on the same terms and conditions as applicable to the other shareholders selling their Company’s ordinary shares as part of the Structural Change. Each Participant acknowledges and agrees that the Board shall be entitled to authorize any one of its members to sign share transfer deeds in customary form in respect of the Shares held by such Participant and that such share transfer deed shall bind the Participant.

12.3.    Liquidation. In the event of the proposed dissolution or liquidation of the Company, all Awards will expire immediately prior to the consummation of such proposed action, unless otherwise provided by the Board.
13.    Taxes and Withholding Tax.
13.1.    Approved Awards and Non-Approved 102 Awards shall be taxed in accordance with Section 102. For the avoidance of doubt it is clarified that any Award granted to a Consultant or a Controlling Shareholder or any Award granted to a Participant who is not an Israeli tax resident, shall not be subject to the provisions of Section 102 and shall be taxed in accordance with Applicable Law.
13.2.    Any Tax imposed in respect of the Awards and/or Shares, including, but not limited to, in respect of the grant of Awards, and/or the exercise or settlement of Awards into Shares, and/or the Transfer, waiver, or expiration of Awards and/or Shares, and/or the sale of Shares, shall be borne solely by the Participants, and in the event of death by their heirs or transferees. The Company, the Affiliates, the Trustee (if applicable) or anyone on their behalf shall not be required to bear the aforementioned Taxes, directly or indirectly, nor shall they be required to gross up such Tax in the Participants’ salaries or remuneration. The applicable Tax shall be deducted from the proceeds of sale of Shares or shall be paid to the Company, an Affiliate or the Trustee (if applicable) by the Participants. Without derogating from the aforementioned, the Company, an Affiliate and the Trustee (if applicable) shall be entitled to withhold Taxes according to the requirements of any Applicable Laws, rules, and regulations, including withholding taxes at source.
13.3.    The Company’s or Trustee’s (if applicable) obligation deliver Shares upon exercise or settlement of an Award or to sell or transfer Shares is subject to payment (or provision for payment satisfactory to the Board and the Trustee (if applicable)) by the Participant of all Taxes due by him under any Applicable Law.
13.4.    The Participants shall indemnify the Company and/or the applicable Affiliate and/or the Trustee (if applicable), immediately upon request, for any Tax (including interest and/or fines of any type and/or linkage differentials in respect of Tax and/or withheld Tax) for which the Participant is liable under any Applicable Law or under the Plan, and which was paid by the Company, the Affiliate or the Trustee (if applicable), or which the Company, the Affiliate or the Trustee (if applicable) are required to pay. The Company, the Affiliate and the Trustee (if applicable) may exercise such indemnification by deducting the amount subject to indemnification from the Participants’ salaries or remunerations.
13.5.    In respect to Non-Approved 102 Awards, if there occurs a Termination of the Participant’s service to or employment with the Company, the Participant shall extend to the Company or the applicable Affiliate a security or guarantee for the payment of Tax due in respect of such Award as required under Section 102.
14.    Registration of the Shares on a Stock Exchange.
14.1.    Should reorganization or certain other arrangements regarding the Company’s share capital be necessary prior to the registration of the Company’s ordinary shares on a Stock Exchange, such arrangements or reorganization may be also carried out in respect of the Participants and their Awards and/or Shares.
14.2.    The Participant acknowledges that in the event that the Company’s ordinary shares shall be registered for trading in any Stock Exchange, or in the event of a private offering of shares, the Participant’s rights to sell the Shares may be subject to certain limitations (including a lock-up period), as will be requested by the Company or its underwriters, and the Participant unconditionally agrees and accepts any such limitations.
14.3.    The Company does not undertake to cause the ordinary shares or the Shares to be listed on a Stock Exchange, or that the registration of the ordinary shares for trade, if at all, shall take place within a certain period of time.
15.    The Rights Attached to the Shares.
15.1.    Equal Rights. The Shares constitute part of the ordinary shares of the Company, and they shall have equal rights for all intents and purposes as the rights attached to the ordinary shares of the Company, subject to the provisions of this Plan and any Award Agreement. The Shares, being part of the ordinary shares of the Company, shall not be protected against dilution in any manner whatsoever, unless otherwise determined by the Board. It is hereby clarified that the Shares shall not constitute a separate class of shares, but shall be an integral part of the Company’s ordinary shares.
Any change of the Company’s Amended and Restated Articles of Association or any other incorporation document, which may change the rights attached to the Company’s ordinary shares, shall also apply to the Shares, and the provisions hereof shall apply with the necessary modifications arising from any such change.
The grant of Awards under this Plan shall not restrict the Company in any way regarding future creation of additional and/or other classes of shares, including classes of shares, which may in any manner be preferred over the currently existing ordinary shares which are offered to Participants under this Plan. Subject to section 12.1 above, the grant of Awards under this Plan shall not entitle any Participant to receive any compensation in the event of any change of the Company’s capital.
15.2.    Dividend Rights. No Participant shall have any rights to receive dividends in respect of the Shares underlying any outstanding Awards, until such Awards are exercised or converted into Shares and these Shares are issued to the Participant or the Trustee. Following the issuance of such Shares by the Company, such Shares will entitle the Participant to receive any dividend, to which other holders of ordinary shares in the Company are entitled.
15.3.    Right of First Refusal.
15.3.1    Notwithstanding anything to the contrary in the incorporation documents of the Company, none of the Participants shall have a right of first refusal in relation with any sale of shares in the Company by virtue of the Shares held by such Participant or for his benefit.
15.3.2    Unless otherwise determined by the Board, until consummation of an initial public offering of the Company’s securities under the securities laws of any jurisdiction (“IPO”), a Participant shall not have the right to sell Shares issued upon the exercise or settlement of an Award (other than to the Repurchaser(s), as defined below) within six (6) months and one day of the date of exercise or settlement of such Award or issuance of such Shares.
15.3.3    Sale of Shares by the Participant shall be subject to a right of first refusal as set forth in the incorporation documents of the Company or any shareholders agreements, investors’ rights agreements or similar agreement(s) by which some or all holders of ordinary shares of the Company are bound. In the event that the incorporation documents or such agreements of the Company do not contain any provision regarding rights of first refusal, then, unless otherwise determined by the Board, until consummation of an IPO, the sale of Share issuable upon the exercise or settlement of an Award shall be subject to a right of first refusal on the part of the Repurchaser(s).
“Repurchaser(s)” means (i) the Company, if permitted by applicable law, (ii) if the Company is not permitted by applicable law, then any affiliate of the Company designated by the Board; or (iii) if no decision is reached by the Board, then the Company’s then existing shareholders who hold more than 2% of the then issued and outstanding share capital of the Company (save, for avoidance of doubt, for other Participants who already exercised their Options), pro rata in accordance with their respective shareholding.
The Participant shall give a notice of sale (hereinafter the “Notice”) to the Company in order to offer the Shares to the Repurchaser(s).
15.3.4    The Notice shall specify the name of each proposed purchaser or other transferee (hereinafter the “Proposed Transferee”), the number of Shares offered for sale, the price per Share and the payment terms. The Repurchaser(s) will be entitled for thirty (30) days from the day of receipt of the Notice (hereinafter the “Notice Period”), to purchase all or part of the offered Shares on a pro rata basis based upon their respective holdings in the Company.
15.3.5    If by the end of the Nice Period not all of the offered Shares have been purchased by the Repurchaser(s), the Participant shall be entitled to sell all Shares at any time during the ninety (90) days following the end of the Notice Period on terms not more favorable than those set out in the Notice, provided that the Proposed Transferee agrees in writing that the provisions of this Section shall continue to apply to the Shares in the hands of such Proposed Transferee. Any sale of Shares issued under the Plan by the Participant that is not made in accordance the Plan or the Award Agreement shall be null and void.

15.3.6    The Board shall be entitled not to approve and/or recognize a transfer of Shares if such a transfer has not been performed in accordance with the provisions of this section 15.3 or in the event that it has not been preformed in accordance with the provisions of Section 102 and/or section 11 above.
15.3.7    In the event that the Participant’s Shares shall be over-subscribed, each Repurchaser shall be entitled to purchase his pro-rate share of the Shares (calculated by dividing each acquiring Repurchaser’s rates of holdings or beneficially ownership in the Company, by the aggregate rates of holdings or beneficially ownership in the Company of all the Repurchaser who wish to acquire the Shares).
15.3.8    Without derogating from the aforementioned, and in addition thereto, any sale of Shares in accordance with this section 15.3 shall be subject to the prior approval of the Board.
15.4.    Bring Along. For the avoidance of doubt it is clarified that as part of the ordinary shares of the Company, Shares issued upon exercise or settlement of Awards or in connection thereto shall be subject to any bring-along provision included in the incorporation documents of the Company or any shareholders agreement or similar agreement(s) by which some or all holders of ordinary shares of the Company are bound.
15.5.    Voting Rights. No Participant shall have any rights to vote in the Company’s meetings in respect of underlying shares, until such Shares are issued to the Participant or the Trustee. Following the issuance of such Shares by the Company, the Participant shall have the same voting rights as other holders of ordinary shares in the Company do. Notwithstanding the aforesaid, and as long as the Company’s ordinary shares are not traded on a Stock Exchange, any Shares issued upon the exercise or settlement of an Award shall be voted by an irrevocable proxy, such proxy to be assigned to the person or persons designated by the Board.
16.    Changes to the Plan. The Board shall be entitled, from time to time, to update and/or change the terms of this Plan, in whole or in part, at its sole discretion, provided that in the Board’s opinion such a change shall not materially derogate from the rights attached to the Awards and/or Shares already granted under this Plan, unless mutually agreed otherwise between the Participant and the Company. The Board shall be entitled to terminate this Plan at any time, provided that such termination shall not materially affect the rights of Participants, to whom Awards have already been granted.
17.    Effective Date and Duration of the Plan.
17.1.    The Plan shall be effective as of the day it was adopted by the Board and shall terminate at the end of ten (10) years from such day of adoption.
17.2.    The Company shall obtain the approval of the Company’s shareholders for the adoption of this Plan or for any amendment to this Plan, if shareholders’ approval is necessary or desirable to comply with any Applicable Law, including without limitation the securities laws of jurisdictions applicable to Awards granted to Participants under this Plan, or if shareholders’ approval is required by any authority or by any governmental agency or by any national securities exchange, including without limitation the US Securities and Exchange Commission.
17.3.    Termination of the Plan shall not affect the Board’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
18.    Successors and Assigns. The Plan and any Award granted thereafter shall be binding on all successors and assigns of the Company and a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.
19.    Miscellaneous.
19.1.    Notices. Notices and requests regarding this Plan shall be sent in writing by registered mail or by courier to the addresses of the Company and the Participant as follows: if to the Company: at its principal offices; if to the Participant - to the Participant’s address, as registered in the Company’s registries. Such notices shall be deemed received at the addressee as follows: if sent by registered mail - within three (3) business days following their deposit for mailing at a post office located in the country of addressee, or seven (7) business days following their deposit for mailing at a post office located outside the country of addressee, and if hand-delivered - on the day of delivery (or refusal to receive).
19.2.    This Plan (together with the applicable Award Agreement(s) entered into with any Participant) constitutes the entire agreements and understandings between the Company and such Participant in connection with the grant of Awards to Participant. Any representation and/or promise and/or undertaking made and/or given by the Company or by whosoever on its behalf, which has not been explicitly expressed herein, shall have no force and effect.
19.3.    Choice of Law. This Plan shall be governed by and construed in accordance with the laws of Israel, without giving effect to principles of conflicts of law. The competent courts of Tel Aviv-Jaffa shall have exclusive jurisdiction to hear all disputes arising in connection with this Plan.

* * * * *

APPENDIX A
TO
INTUCELL LTD. AMENDED AND RESTATED 2010 OPTION PLAN
(for California residents only)
This Appendix A to the Intucell Ltd. Amended and Restated 2010 Equity Incentive Plan shall apply only to Participants who are residents of the State of California and who are receiving an Award under the Plan. Capitalized terms contained herein shall have the same meanings given to them in the Plan, unless otherwise provided by this Appendix A. Notwithstanding any provisions contained in the Plan to the contrary and to the extent required by Applicable Laws, the following terms shall apply to all Awards granted to residents of the State of California, until such time as the Board amends this Appendix A.
1.    Maximum Duration of Options. No Options granted to California Participants shall have a term in excess of 10 years measured from the Option grant date.
2.    Minimum Exercise Period Following Termination. Unless a California Participant’s employment is terminated for cause (as defined by applicable law, the terms of any contract of employment between the Company and such Participant, or in the instrument evidencing the grant of such Participant’s Option), in the event of termination of employment of such Participant, such Participant shall have the right to exercise an Option, to the extent that he or she was otherwise entitled to exercise such Option on the date employment terminated, until the earlier of: (i) at least six months from the date of termination, if termination was caused by such Participant’s death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code), (ii) at least 30 days from the date of termination, if termination was caused other than by such Participant’s death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) and (iii) the Option expiration date.
3.    Additional Limitations on Timing of Options. No Options granted to a California Participant shall become exercisable, vested or realizable, as applicable to such Options, unless the Plan has been approved by the holders of a majority of the Company’s outstanding voting securities by the later of (i) within 12 months before or after the date the Plan was adopted by the Board, or (ii) prior to or within 12 months of the granting of any Options to a California Participant.
4.    Additional Limitations. The terms of all Options granted to a California Participant under the Plan shall comply, to the extent applicable, with Sections 260.140.41, 260.140.42, 260.140.45 and 260.140.46 of the California Code of Regulations.
5.    Additional Restriction Regarding Recapitalizations, Stock Splits, Etc. For purposes of Sections 6.1 and 12.1 of the Plan, in the event of a stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification or other distribution of the Company’s securities, the number of securities underlying each outstanding Option granted to each California Participant, and the exercise price of such Options, must be adjusted proportionately and without the receipt by the Company of any consideration from any California Participant.
This Appendix A shall be deemed to be part of the Plan and the administrator shall have the authority to amend this Appendix A in accordance with Section 16 of the Plan.

APPENDIX B
TO
INTUCELL LTD. AMENDED AND RESTATED 2010 OPTION PLAN
(for Singapore Employees only)
This Appendix B to the Intucell Ltd. Amended and Restated 2010 Equity Incentive Plan shall apply only to Participants who are employed by Intucell Pte. Ltd. (hereinafter “Intucell Singapore”) and who are receiving an Award under the Plan (hereinafter “Singapore Participant”). Capitalized terms contained herein shall have the same meanings given to them in the Plan, unless otherwise provided by this Appendix B. Notwithstanding any provisions contained in the Plan to the contrary and to the extent required by Applicable Laws, the following terms shall apply to all Awards granted to all Singapore Participants.
1.    The Plan shall be applicable to the Singapore Participants in so far as, and to the extent that, it is relevant and applicable to such laws, rules, regulations and requirements.
2.    The Applicable Law in clause 3.2 of the Plan shall include the Singapore Income Tax Act (“ITA”), the Singapore Companies Act and any applicable circular issued by the internal Revenue Authority of Singapore (“IRAS”).
3.    The grant and profits or gains derived from the exercise or settlement of Awards shall be taxed in accordance with the Applicable Law, and in particular, in accordance with the ITA and any circular issued by the IRAS.
4.    Where a Singapore Participant who is not a Singapore citizen or Singapore Permanent Resident ceases employment in Singapore, any gains from unexercised Options may be subject to tax on a ‘deemed exercise basis’ pursuant the Applicable Law.
5.    In accordance with the Qualified Employee Equity-based Remuneration Scheme (“QEEB Scheme”) and the Applicable Law, a Singapore Participant may be permitted to defer the payment of tax on gains from exercised Options or Shares issued upon settlement of vested Restricted Share Unit Awards, subject to certain qualifying criteria, as such laws and regulations may be in place from time to time, however the Company is under no such obligation to ensure that the Plan meets the requirements of a qualified plan according to the QEEBR Scheme. Where the Plan and the Participant satisfy the qualifying criteria of the QEEBR Scheme, the Participant may apply for the tax deferment and the Company shall provide the documentation reasonably required in order to comply with the administrative requirements of the QEEBR Scheme.
This Appendix B shall be deemed to be part of the Plan and the administrator shall have the authority to amend this Appendix B in accordance with Section 16 of the Plan.